Exhibit 5.1

August 1, 2022

Energy Vault Holdings, Inc.
4360 Park Terrace Drive, Suite 100
Westlake Village, California 91361

Ladies and Gentlemen:

We refer to the registration statement on Form S-8 (the “Registration Statement”) to be filed by Energy Vault Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration for resale under the Securities Act of 1933, as amended (the “Act”), of up to 6,012,135 shares of the Company’s common stock, $0.0001 par value per share, on behalf of the selling stockholders named therein (the “Selling Stockholders”) or their permitted transferees (the “Selling Stockholder Shares”), that are outstanding as a result of, or subject to issuance by the Company upon, the exercise or settlement of awards granted under the Energy Vault, Inc. 2020 Stock Plan (the “2020 Plan”) and the restricted stock purchase agreement dated November 28, 2017, between Energy Vault, Inc. and Andrea Pedretti (together with the 2020 Plan, the “Plans”).

In connection with this opinion, we have reviewed the actions proposed to be taken by you in connection with the issuance of certain Selling Stockholder Shares to be issued under the Plans. We have also examined and relied upon the Registration Statement and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. With your consent, we have relied upon certificates and other assurances of officers of the Company as to factual matters without having independently verified such factual matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon and subject to the foregoing and the other matters set forth herein, we advise you that, in our opinion, when the Selling Stockholder Shares will be or were, as the case may be, issued pursuant to the applicable provisions of the Plans and pursuant to the agreements which accompany the Plans, such Selling Stockholder Shares will be or have been, as the case may be, validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

GUNDERSON DETTMER STOUGH
VILLENEUVE FRANKLIN & HACHIGIAN, LLP